UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Southwest Oil & Gas Income Fund X-A, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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EXPLANATORY NOTE

The following is a copy of a postcard being mailed to the limited partners of the registrant on or about February 1, 2012.

YOUR INVESTMENT. YOUR CHOICE. PLEASE VOTE. Southwest Oil & Gas Income Fund X-A, L.P. SOUTHWEST ROYALTIES, INC.

Your vote on the proposed merger of Southwest Oil & Gas Income Fund X-A, L.P. and Southwest Royalties, Inc. (SWR) is important. The merger will be completed only if: • limited partners, including SWR, who own more than 50% of units owned by all limited partners approve the merger; AND • limited partners, excluding SWR, referred to as unaffiliated investors, who own more than 50% of units owned by all unaffiliated investors present in person or by proxy at the special meeting vote to approve the merger. If the merger is completed, all units owned by unaffiliated investors will be converted into the right to receive cash equal to $94.49 per unit, less the amount of per unit cash distributions made after September 30, 2011, if any. Each unit represents an initial investment of $500. To vote online, please go to www.proxyvote.com and enter the control number found on the proxy card included with the proxy statement dated January 17, 2012. We urge you to read the proxy statement and the documents included with the proxy statement in their entirety because they contain important information. The most recent Schedule 13E-3 filed with the Securities and Exchange Commission (SEC) for the Partnership relating to the proposed merger will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. For additional information about the proposed merger, please visit www.swrpartners.com, where you may view a copy of the proxy statement and a slide presentation about the proposed merger. You may also obtain these documents free by visiting EDGAR on the SEC website at www.sec.gov. We urge you to cast your vote today. For assistance, please contact SWR Investor Relations at 432.688.3451. PLEASE VOTE 218-OG10A